UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 8, 2005

Microtune, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-31029-40	75-2883117
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2201 Tenth Street, Plano, Texas		75074
(Address of principal executive offices)		(Zip Code)

(972) 673-1600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 8, 2005, Microtune, Inc. (the “Company”), and Jupiter Service Center, Ltd. (“Landlord”), executed a certain First Amendment to Commercial Lease Agreement (the “Amendment”), pursuant to which the parties extended the term of the lease of the Company’s facilities located at 2201 10th Street, Suite 100, Plano, Texas 75074. The Amendment is deemed effective as of April 1, 2005.

Under the terms and provisions of the Amendment, Landlord and the Company agreed that: (i) the expiration date of the term of the lease shall be extended from April 1, 2005 to March 31, 2015 (the “Extension Term”); (ii) the Company shall have the right to extend the term of the lease for an additional five years beyond the Extension Term at the then current market lease rate for similar space; (iii) the Company’s obligations for base rent shall be modified as provided for in the Amendment; (iv) Landlord shall provide to the Company an improvement allowance in the amount of $218,400.00; and (v) the Company shall have the right to terminate the lease at either the fifth year or seventh year of the Extension Term by providing nine months advance notice and paying a termination fee as further described in the Amendment. The remaining material terms and provisions of the underlying commercial lease agreement remain in full force and effect.

The foregoing is a summary description of the terms of the Amendment and by its nature is incomplete. It is qualified in its entirety by the text of the Amendment, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K. All readers are encouraged to read the entire text of the Amendment attached hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

10.1	First Amendment to Commercial Lease Agreement, dated April 8, 2005, by and between Microtune, Inc. and Jupiter Service Center, Ltd.

* * * * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Microtune, Inc.

Date: April 14, 2005	By:	/s/ James A. Fontaine
James A. Fontaine
Chief Executive Officer